Exhibit 10.6
CORPORATE INTEGRITY AGREEMENT
BETWEEN THE
OFFICE OF INSPECTOR GENERAL
OF THE
DEPARTMENT OF HEALTH AND HUMAN SERVICES
AND
JAZZ PHARMACEUTICALS PLC
I.    PREAMBLE
Jazz Pharmaceuticals plc (Jazz) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Jazz is entering into a Settlement Agreement with the United States.
Prior to the Effective Date, Jazz established a compliance program that Jazz represents addresses all seven elements of an effective compliance program and that is designed to address compliance with Federal health care program requirements (Compliance Program). Jazz shall continue the Compliance Program throughout the term of the CIA and shall do so in accordance with the terms set forth below. Jazz may modify the Compliance Program as appropriate. However, at a minimum, Jazz shall ensure that during the term of this CIA, it shall maintain a compliance program to comply with the obligations set forth in this CIA.
II.    TERM AND SCOPE OF THE CIA
A.    The period of the compliance obligations assumed by Jazz under this CIA shall be five years from the effective date of this CIA. The “Effective Date” shall be the date on which the final signatory of this CIA executes this CIA. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”
B.    Sections VII, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Jazz’s final Annual Report; or (2) any additional materials submitted by Jazz pursuant to OIG’s request, whichever is later.
C.    The scope of this CIA shall be governed by the following definitions:
1.    “Covered Persons” includes:

a.
all owners of Jazz who are natural persons (other than shareholders who: (i) have an ownership interest of less than 5% and (ii) acquired the ownership interest through public trading) and all officers and directors of Jazz;

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Corporate Integrity Agreement

b.	all U.S. employees of Jazz who engage in or supervise personnel who are engaged in Covered Functions (as defined below in Section II.C.5); and

c.
all U.S. contractors, subcontractors, agents, and other persons who perform any of the Covered Functions on behalf of Jazz and in that capacity either: (i) interact directly with healthcare professionals (HCPs), healthcare institutions (HCIs), consumers or independent third-party patient assistance programs; or (ii) perform activities, provide services, or create materials relating to the Covered Functions and those activities, services, or materials are not reviewed or supervised by a Jazz employee who is a Covered Person prior to execution or dissemination.

Notwithstanding the above, the term “Covered Persons” does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to perform a Covered Function for Jazz more than 160 hours per year, except that any such individual shall become a “Covered Person” at the point when they work more than 160 hours on a Covered Function for Jazz during the calendar year.
2.    “Government Reimbursed Products” refers to all Jazz products that are: (a) marketed or sold by Jazz in the United States (or pursuant to contracts with the United States) and (b) reimbursed by Federal health care programs.
3.    The term “Promotional Functions” includes: (a) the selling, detailing, marketing, advertising, promoting, or branding of Government Reimbursed Products; and (b) the preparation or external dissemination of promotional materials or information about, or the provision of promotional services relating to, Government Reimbursed Products, including those functions relating to Jazz’s review and approval processes for promotional materials and any applicable review committee(s).
4.    The term “Contribution and Assistance Related Functions” includes: all activities, systems, processes, and procedures relating to the following: (a) any grants, charitable contributions, or cash or in kind donations to any independent third-party patient assistance program (Independent Charity PAP) by Jazz or any entity acting on behalf of Jazz; and (b) the operation of, or participation in, any patient assistance program by Jazz or any entity acting on behalf of Jazz that provides free drugs to patients, including Federal health care program beneficiaries (i.e., Jazz’s internal free drug program) or programs to provide financial assistance to patients in the form of cost-sharing assistance (i.e., co-pay coupons or co-pay cards).
5.    The term “Covered Functions” refers to “Promotional Functions,” and “Contribution and Assistance Related Functions,” collectively.
6.    The term “Jazz Affiliate” shall mean any entity, including Jazz Pharmaceuticals Inc., that is owned or controlled directly or indirectly, by Jazz Pharmaceuticals plc and whose employees or contractors perform any Covered Functions. All obligations set forth in Section III below shall apply to the Covered Functions performed by any Jazz Affiliate and all references to “Jazz” in the defined terms set forth in this Section II shall mean Jazz and any Jazz

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Affiliate. In addition, the notice requirements in Section IV and the certification obligations set forth in Section V.C. below shall apply to both Jazz and any Jazz Affiliate.
7.    The term “Third Party Personnel” refers to personnel who engage in Promotional Functions who are employees of entities with which Jazz has entered or may in the future (during the term of this CIA) enter into agreements to promote or co-promote a Government Reimbursed Product or to engage in joint promotional activities relating to such a product. Jazz represents that: (1) Third Party Personnel are employed by entities other than and independent of Jazz; (2) Jazz does not control Third Party Personnel; and (3) it would be commercially impractical to compel the compliance of Third Party Personnel with the requirements set forth in this CIA. Jazz agrees to promote compliance by Third Party Personnel with Federal health care program requirements by complying with the provisions set forth below in Sections III.C.4, V.A.7, and V.B.6. Provided that Jazz complies with the requirements of Sections III.C.4, V.A.7, and V.B.6, Jazz shall not be required to fulfill the other CIA obligations that would otherwise apply to Third Party Personnel who meet the definition of Covered Persons.
8.    The term “Board of Directors” or “Board” refers to the Board of Directors of Jazz Pharmaceuticals plc.
III.    CORPORATE INTEGRITY OBLIGATIONS
Jazz shall establish and maintain a Compliance Program that includes the following elements:
A.    Compliance Officer and Committee, Board of Directors, and Management Compliance Obligations.
1.    Compliance Officer. Within 90 days after the Effective Date, Jazz shall appoint a Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be an employee and a member of senior management of Jazz; shall report directly to the Chief Executive Officer of Jazz; and shall not be, or be subordinate to, the General Counsel or Chief Financial Officer or have any responsibilities that involve acting in any capacity as legal counsel or supervising legal counsel functions for Jazz. The Compliance Officer shall be responsible for, without limitation:

a.	developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements;

b.
making periodic (at least quarterly) reports regarding compliance matters directly to the Nominating and Governance Committee of the Board of Directors and shall be authorized to report on such matters to the Nominating and Governance Committee at any time. Written documentation of the Compliance Officer’s reports to the Board of Directors shall be made available to OIG upon request; and

c.	monitoring the day-to-day compliance activities engaged in by Jazz and any reporting obligations created under this CIA.

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Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer’s ability to perform the duties outlined in this CIA.
Jazz shall report to OIG, in writing, any changes in the identity of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within five days after such a change.
2.    Compliance Committee. Within 90 days after the Effective Date, Jazz shall appoint a Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as sales, marketing, legal, medical affairs/medical information, regulatory affairs, clinical, human resources, and finance). The Compliance Officer shall chair the Compliance Committee and the Compliance Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of Jazz’s risk areas and shall oversee monitoring of internal and external audits and investigations). The Compliance Committee shall meet at least quarterly. The minutes of the Compliance Committee meetings shall be made available to OIG upon request.
Jazz shall report to OIG, in writing, any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
3.    Board of Directors Compliance Obligations. The Nominating and Governance Committee of the Board of Directors (NGC) shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements and the obligations of this CIA. The NGC must include independent (i.e., non-executive) members.
The NGC shall, at a minimum, be responsible for the following:

a.	meeting at least quarterly to review and oversee Jazz’s Compliance Program, including but not limited to the performance of the Compliance Officer and Compliance Committee;

b.
submitting to OIG a description of the documents and other materials it reviewed, as well as any additional steps taken, such as the engagement of an independent advisor or other third party resources, in its oversight of the compliance program and in support of making the resolution below during each Reporting Period; and

c.
for each Reporting Period of the CIA, adopting a resolution, signed by each member of the NGC, summarizing its review and oversight of Jazz’s compliance with Federal health care program requirements and the obligations of this CIA.

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At minimum, the resolution shall include the following language:
“The Nominating and Governance Committee of the Board of Directors (NGC) has made a reasonable inquiry into the operations of Jazz Pharmaceuticals’ Compliance Program including the performance of the Compliance Officer and the Compliance Committee. Based on its inquiry and review, the NGC has concluded that, to the best of its knowledge, Jazz Pharmaceuticals has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the CIA.”
If the NGC is unable to provide such a conclusion in the resolution, the NGC shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Jazz.
Jazz shall report to OIG, in writing, any changes in the composition of the NGC, or any actions or changes that would affect the NGC’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
4.    Management Certifications: In addition to the responsibilities set forth in this CIA for all Covered Persons, certain Jazz employees (Certifying Employees) are expected to monitor and oversee activities within their areas of authority and shall annually certify that the applicable Jazz division or business unit is in compliance with applicable Federal health care program requirements and the obligations of this CIA.
These Certifying Employees shall include, at a minimum, the following: Business Unit Head, Sleep; Business Unit Head, Hematology and Oncology; Vice President, Market Access; and Vice President, Corporate Affairs and Government Relations. For each Reporting Period, each Certifying Employee shall sign a certification that states:
“I have been trained on and understand the compliance requirements and responsibilities as they relate to [insert name of department or functional area], an area under my supervision. My job responsibilities include ensuring compliance with regard to the ______ [insert name of the department or functional area] with all applicable Federal health care program requirements, obligations of the Corporate Integrity Agreement, and Jazz policies, and I have taken steps to promote such compliance. To the best of my knowledge, the [insert name of department or functional area] of Jazz is in compliance with all applicable Federal health care program requirements and the obligations of the Corporate Integrity Agreement. I understand that this certification is being provided to and relied upon by the United States.”
If any Certifying Employee is unable to provide such a certification, the Certifying Employee shall provide a written explanation of the reasons why he or she is unable to provide the certification outlined above.
Within 120 days after the Effective Date, Jazz shall develop and implement a written process for Certifying Employees to follow for the purpose of completing the certification required by this section (e.g., reports that must be reviewed, assessments that must be completed,

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sub-certifications that must be obtained, etc. prior to the Certifying Employee making the required certification).
B.    Written Standards.
Within 120 days after the Effective Date, Jazz shall develop and implement written policies and procedures regarding the operation of its compliance program, including the compliance program requirements outlined in this CIA and Jazz’s compliance with Federal health care program requirements (Policies and Procedures). Throughout the term of this CIA, Jazz shall enforce its Policies and Procedures and shall make compliance with its Policies and Procedures an element in evaluating the performance of all employees. The Policies and Procedures shall be made available to all Covered Persons as applicable to their job functions.
At a minimum, the Policies and Procedures shall address the following:

a.
appropriate ways to conduct Contribution and Assistance Related Functions in compliance with all applicable Federal health care program requirements, including but not limited to, the Federal Anti-Kickback Statute (codified at 42 U.S.C. § 1320a-7b(b)) and the False Claims Act (codified at 31 U.S.C. §§ 3729-3733);

b.
arrangements and interactions with (including donations to and sponsorship of) Independent Charity PAPs. These Policies and Procedures shall be designed to ensure that Jazz’s arrangements and interactions comply with all applicable Federal health care program requirements. The Policies and Procedures shall also be designed to ensure that Jazz’s arrangements and interactions (including donations and sponsorship) comply with all guidance issued by OIG relating to the support and funding of patient assistance programs, including but not limited to, the OIG’s Special Advisory Bulletin on Patient Assistance Programs for Medicare Part D Enrollees, 70 Fed. Reg. 70623 (Nov. 22, 2005) and OIG’s Supplemental Special Advisory Bulletin: Independent Charity Patient Assistance Programs, 79 Fed. Reg. 31120 (May 30, 2014);

c.
the operation of, or participation in, any patient assistance program by Jazz or any entity acting on behalf of Jazz. These Policies and Procedures shall be designed to ensure that Jazz’s operation of or in participation in such programs complies with all applicable Federal health care program requirements. The Policies and Procedures shall also be designed to ensure that Jazz’s operation of or participation in any such patient assistance program complies with all guidance issued by OIG relating to assistance provided to patients by pharmaceutical manufacturers to reduce or eliminate the cost of copayments for drugs, including but not limited to, the OIG’s Special Advisory Bulletin on Pharmaceutical Manufacturer Copayment Coupons (Sept. 2014);

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d.
the materials and information that may be distributed by appropriate Jazz personnel about Independent Charity PAPs or Contribution and Assistance Related Functions and the manner in, and circumstances under, which appropriate Jazz personnel may respond to requests for information about Independent Charity PAPs or Contribution and Assistance Related Functions; and

e.
appropriate ways to conduct Promotional Functions in compliance with all: (i) applicable Federal healthcare program requirements, including but not limited to, the Federal Anti-Kickback Statute and the False Claims Act, and (ii) applicable Federal Food and Drug Administration (FDA) requirements.

At least annually (and more frequently, if appropriate), Jazz shall assess and update, as necessary, the Policies and Procedures. Any new or revised Policies and Procedures shall be made available to all Covered Persons.
All Policies and Procedures shall be made available to OIG upon request.
C.    Training and Education.
1.    Covered Persons Training. Within 90 days after the Effective Date, Jazz shall develop a written plan (Training Plan) that outlines the steps Jazz will take to ensure that: (a) all Covered Persons receive at least annual training regarding Jazz’s CIA requirements and compliance program, and (b) all Covered Persons who engage in Covered Functions receive at least annual training regarding: (i) all applicable Federal health care program and FDA requirements relating to Covered Functions and (ii) all Jazz Policies and Procedures and other requirements applicable to Covered Functions. The Training Plan shall include information regarding the following: training topics, categories of Covered Persons required to attend each training session, length of the training session(s), schedule for training, and format of the training. Jazz shall furnish training to its Covered Persons pursuant to the Training Plan during each Reporting Period.
2.    Board Member Training. Within 120 days after the Effective Date, each member of the Board shall receive at least two hours of training. This training shall address the corporate governance responsibilities of board members, and the responsibilities of board members with respect to review and oversight of the Compliance Program. Specifically, the training shall address the unique responsibilities of health care board members, including the risks, oversight areas, and strategic approaches to conducting oversight of a health care entity. This training may be conducted by an outside compliance expert hired by the Board and should include a discussion of OIG’s guidance on Board member responsibilities.
New members of the Board shall receive the Board Training described above within 30 days after becoming a Board member or within 90 days after the Effective Date, whichever is later.
3.    Training Records. Jazz shall make available to OIG, upon request, training materials and records verifying that Covered Persons and Board members have timely received the training required under this section.

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4.    Third Party Personnel. Within 90 days after the Effective Date, and annually thereafter by the anniversary of the Effective Date, Jazz shall send a letter, either in hard copy or electronic form, to each entity employing Third Party Personnel. The letter shall outline Jazz’s obligations under the CIA and its commitment to full compliance with all Federal health care program requirements. The letter shall include a description of the Jazz Compliance Program. Jazz shall attach or otherwise make available a copy of its Code of Conduct to the letter and shall request the entity employing Third Party Personnel to either: (a) make Jazz’s Code of Conduct and a description of the Jazz Compliance Program available to its Third Party Personnel; or (b) represent to Jazz that it has and enforces a substantially comparable code of conduct and compliance program for its Third Party Personnel.
D.    Risk Assessment and Mitigation Process.
Within 120 days after the Effective Date, Jazz shall develop and implement a centralized annual risk assessment and internal review process to identify and address risks associated with each of Jazz’s Government Reimbursed Products and with applicable Federal health care program requirements. The risk assessment and internal review process shall require compliance, legal, and department leaders, at least annually, to: (1) identify and prioritize risks associated with each Government Reimbursed Product, including risks associated with the sales, marketing, and promotion of such products and risks associated with Jazz’s operation of any patient assistance program and the company’s arrangements and interactions with any Independent Charity PAPs, (2) develop audit work plans related to the identified risk areas, (3) implement the audit work plans, (4) develop corrective action plans in response to the results of any internal audits performed, and (5) track the implementation of the corrective action plans in order to assess the effectiveness of such plans. Jazz shall maintain the risk assessment and internal review process for the term of the CIA.
E.    Review Procedures.
1.    General Description.

a.
Engagement of Independent Review Organization. Within 90 days after the Effective Date, Jazz shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform the reviews listed in this Section III.E. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

b.
Retention of Records. The IRO and Jazz shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Jazz) related to the reviews.

c.
Access to Records and Personnel. Jazz shall ensure that the IRO has access to all records and personnel necessary to complete the reviews listed in this Section III.E and that all records furnished to the IRO are accurate and complete.

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2.    System, Transaction, and Additional Items Reviews. As set forth more fully in Appendix B, the IRO Reviews shall consist of two components: Systems Review and Transactions Review. The Systems Review shall assess Jazz’s systems, processes, policies, and procedures relating to the Covered Functions. If there are no material changes in Jazz’s relevant systems, processes, policies, and procedures, the Systems Review shall be performed for the second and fourth Reporting Periods. If Jazz materially changes its relevant systems, processes, policies, and procedures, the IRO shall perform a Systems Review for the Reporting Period in which such changes were made in addition to conducting the Systems Review for the second and fourth Reporting Periods, as set forth more fully in Appendix B.
The Transactions Review shall be performed annually and shall cover each of the five Reporting Periods. The IRO(s) shall perform all components of each annual Transaction Review.
As set forth more fully in Appendix B, the Transactions Review shall include several components. In addition to the items specifically identified in Appendix B, each Transactions Review shall also include a review of up to three additional areas or practices of Jazz identified by OIG in its discretion (hereafter “Additional Items”). For purposes of identifying the Additional Items to be included in the Transactions Review for a particular Reporting Period, OIG will consult with Jazz and may consider internal audit and monitoring work conducted by Jazz, the Government Reimbursed Product portfolio, the nature and scope of Jazz’s promotional practices and arrangements with health care professionals and health care institutions, and other information known to it.
As set forth more fully in Appendix B, Jazz may propose to OIG that its internal audit(s) or monitoring be partially substituted for one or more of the Additional Items that would otherwise be reviewed by the IRO as part of the Transactions Review. OIG retains sole discretion over whether, and in what manner, to allow Jazz’s internal audit and monitoring work to be substituted for any portion of the Additional Items review conducted by the IRO.
OIG shall notify Jazz of the nature and scope of the IRO review for each of the Additional Items not later than 120 days prior to the end of each Reporting Period. Prior to undertaking the review of the Additional Items, the IRO and/or Jazz shall submit an audit work plan to OIG for approval and the IRO shall conduct the review of the Additional Items based on a work plan approved by OIG.
3.    IRO Review Reports. The IRO shall prepare a report based upon each IRO Review performed (IRO Review Report). Information to be included in the IRO Review Report is described in Appendix A and Appendix B.
4.    Independence and Objectivity Certification. The IRO shall include in its report(s) to Jazz a certification that the IRO has: (a) evaluated its professional independence and objectivity with respect to the reviews required under this Section III.E; and (b) concluded that it is, in fact, independent and objective in accordance with the requirements specified in Appendix A. The IRO’s certification shall include a summary of current and prior engagements between Jazz and the IRO.

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F.    Disclosure Program.
Within 90 days after the Effective Date, Jazz shall establish a Disclosure Program that includes a mechanism (e.g., a toll free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Jazz’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Jazz shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees, or by posting the information in prominent common areas).
The Disclosure Program shall emphasize a nonretribution, nonretaliation policy and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. The Disclosure Program also shall include a requirement that all of Jazz’s Covered Persons shall be expected to report suspected violations of any Federal health care program requirements to the Compliance Officer or other appropriate individual designated by Jazz. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Jazz shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.
The Compliance Officer (or designee) shall maintain a disclosure log and shall record each disclosure in the disclosure log within two business days of receipt of the disclosure. The disclosure log shall include a summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.
G.    Ineligible Persons.
1.    Definitions. For purposes of this CIA:
a.    an “Ineligible Person” shall include an individual or entity who:

i.	is currently excluded from participation in any Federal health care program; or

ii.	has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded.

b.	“Exclusion List” means the HHS/OIG List of Excluded Individuals/Entities (LEIE) (available through the Internet at http://www.oig.hhs.gov).

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2.    Screening Requirements. Jazz shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a.
Jazz shall screen all prospective Covered Persons against the Exclusion List prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.	Jazz shall screen all current Covered Persons against the Exclusion List within 90 days after the Effective Date and on an annual basis thereafter.

c.	Jazz shall implement a policy requiring all Covered Persons to disclose immediately if they become an Ineligible Person.
Nothing in this Section III.G. affects Jazz’s responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by excluded persons. Jazz understands that items or services furnished, ordered, or prescribed by an excluded person are not payable by Federal health care programs and that Jazz may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Jazz meets the requirements of Section III.G.
3.    Removal Requirement. If Jazz has actual notice that a Covered Person has become an Ineligible Person, Jazz shall remove such Covered Person from responsibility for, or involvement with, Jazz’s business operations related to the Federal health care program(s) from which such Covered Person has been excluded and shall remove such Covered Person from any position for which the Covered Person’s compensation is paid in whole or part, directly or indirectly, by any Federal health care program(s) from which the Covered Person has been excluded at least until such time as the Covered Person is reinstated into participation in such Federal health care program(s).
4.    Pending Charges and Proposed Exclusions. If Jazz has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person’s employment or contract term, Jazz shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, or the accuracy of any claims submitted to any Federal health care program.
H.    Notification of Government Investigation or Legal Proceeding.
Within 30 days after discovery, Jazz shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Jazz conducted or brought by a governmental entity or its agents involving an allegation that Jazz has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Jazz also shall provide written notice to OIG within 30 days after the resolution of the matter, and

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shall provide OIG with a description of the findings and/or results of the investigation or proceeding, if any.
I.    Reportable Events.
1.    Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

a.
a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

b.	the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.G.1.a; or

c.	the filing of a bankruptcy petition by Jazz.
A Reportable Event may be the result of an isolated event or a series of occurrences.
2.    Reporting of Reportable Events. If Jazz determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Jazz shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists. Jazz shall not be required to report as a Reportable Event a matter that is the subject of an ongoing investigation or legal proceeding by a government entity or its agents if disclosed under Section III.H above.
3.    Reportable Events under Section III.I.1.a. For Reportable Events under Section    the report to OIG shall include:

a.
a complete description of all details relevant to the Reportable Event, including, at a minimum, the types of claims, transactions or other conduct giving rise to the Reportable Event, the period during which the conduct occurred, and the names of individuals and entities believed to be implicated, including an explanation of their roles in the Reportable Event;

b.	a statement of the Federal criminal, civil or administrative laws that are probably violated by the Reportable Event, if any;

c.	the Federal health care programs affected by the Reportable Event; and

d.	a description of Jazz’s actions taken to correct the Reportable Event and prevent it from recurring.

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4.    Reportable Events under Section.    For Reportable Events under Section III.I.1.b, the report to OIG shall include:

a.	the identity of the Ineligible Person and the job duties performed by that individual;

b.	the dates of the Ineligible Person’s employment or contractual relationship;

c.
a description of the Exclusion List screening that Jazz completed before and/or during the Ineligible Person’s employment or contract and any flaw or breakdown in the Ineligible Persons screening process that led to the hiring or contracting with the Ineligible Person;

d.	a description of how the Ineligible Person was identified; and

e.	a description of any corrective action implemented to prevent future employment or contracting with an Ineligible Person.
5.    Reportable Events under Section III.I.1.c. For Reportable Events under Section III.I.1.d, the report to OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program requirements implicated.
J.    Independent Charity Patient Assistance Program Activities
To the extent that Jazz makes monetary donations to Independent Charity PAPs, it shall implement the policies, procedures, and practices set forth in this Section III.J within 90 days after the Effective Date. Jazz shall continue the Independent Charity PAP policies, procedures, and practices described below (or equivalent processes) throughout the term of the CIA, and shall notify OIG in writing at least 60 days prior to the implementation of any modifications to such policies, procedures, and practices.
1.    Independent Charity Group. Jazz shall vest sole responsibility and authority for budgeting and all other activities relating to Independent Charity PAPs in its existing Corporate Giving Executive Review Committee and Corporate Affairs Grant Manager (referred to herein as the “Independent Charity Group”), including the following roles and responsibilities:

a.	The Independent Charity Group shall be separate and independent from Jazz’s commercial organization.

b.
The Independent Charity Group shall operate independently from Jazz’s commercial organization and Jazz’s commercial organization shall have no involvement in, or influence over, the review, approval, or implementation of any budget or other decisions or activities relating to Independent Charity PAPs.

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c.
Jazz shall vest in the Independent Charity Group sole responsibility and authority for communicating with Independent Charity PAPs regarding Jazz’s donations to such PAPs and Jazz’s commercial organization shall not communicate with, influence, or be involved in any communications with, or receive information from the Independent Charity PAPs.

d.
Jazz’s Independent Charity Group shall gather information about Independent Charity PAPs and their disease funds in a manner that does not exert or attempt to exert any direct or indirect control over the entity operating the PAP or over its assistance program.

e.	For purposes of this CIA, the “commercial organization” shall be defined to include the sales, marketing, and similar commercial business units of Jazz.
2.    Budgeting Process. Jazz’s Independent Charity Group shall establish a budget process to be followed for Jazz’s donations to Independent Charity PAPs that meets the following requirements:

a.
The Independent Charity Group shall develop an annual budget for donations to Independent Charity PAPs based on objective criteria in accordance with general guidelines approved by the legal department with input from the compliance department.

b.	Jazz shall approve the annual budget for donations to Independent Charity PAPs at a level within the organization above the commercial organization (e.g., at the executive level).

c.
The Independent Charity Group shall have sole responsibility for allocating the approved budget across donations to Independent Charity PAPs and to any disease state fund established by the Independent Charity PAP.

e.
The Independent Charity Group shall have sole responsibility for assessing requests for additional or supplemental funding from Independent Charity PAPs outside of the annual budget using standardized, objective criteria established by the Independent Charity Group. Any such requests also shall be subject to legal and compliance personnel review and approval, to ensure that any supplemental funding to the Independent Charity PAP is provided in accordance with applicable Federal health care program requirements, OIG guidance, and Jazz Policies and Procedures.

f.
The commercial organization shall have no involvement in the budget process, and the budget to be used for donations to Independent Charity PAPs shall not be based on monies allocated to the Independent Charity Group from the commercial organization.

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3.    Criteria Relating to Donations to Independent Charity PAPs. The Independent Charity Group (with input from the legal department and compliance departments) shall establish objective written criteria that govern all donations to Independent Charity PAPs and any specific disease state funds of such PAPs. The criteria shall be designed to ensure that the Independent Charity PAP does not function as a conduit for payments or other benefits from Jazz to patients and does not impermissibly influence patients’ drug choices. In addition, Jazz agrees that it will donate to an Independent Charity PAP only if the following criteria are satisfied:

a.
Jazz does not and shall not exert (directly or through any affiliate) any influence or control over the identification, delineation, establishment, or modification of any specific disease funds operated by the Independent Charity PAP. Among other things, Jazz has not made and shall not make (directly or through any affiliate) suggestions or requests to the Independent Charity PAP about the identification, delineation, establishment, or modification of disease state funds.

b.
Jazz does not and shall not exert (directly or through any affiliate) any direct or indirect influence or control over the Independent Charity PAP’s process or criteria for determining eligibility of patients who qualify for its assistance program.

c.
Jazz does not and shall not solicit or receive (directly or indirectly through third parties) any data or information from the Independent Charity PAP that would enable it to correlate the amount or frequency of its donations with support for Jazz’s products or services.

d.	Jazz does not and shall not provide donations for a disease state fund that covers only a single product or that covers only Jazz’s products.

e.
Personnel from Jazz’s legal and/or compliance departments shall review all proposed donations and arrangements between Jazz and any Independent Charity PAP prior to such donations being made or arrangements being entered into by Jazz.

IV.    SUCCESSOR LIABILITY
In the event that, after the Effective Date, Jazz proposes to (a) sell any or all of its business, business units or locations (whether through a sale of assets, sale of stock or other type of transaction) that are engaged in any of the Covered Functions; or (b) purchases or establishes a new business, business unit or location engaged in any of the Covered Functions, the CIA shall be binding on the purchaser of any business, business unit or location. Any new business, business unit or location (and all Covered Persons at each new business, business unit or location) shall be subject to the applicable requirements of this CIA, unless otherwise determined

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and agreed to in writing by OIG. Jazz shall give notice of such sale or purchase to OIG within 30 days following the closing of the transaction.
If, in advance of a proposed sale or a proposed purchase, Jazz wishes to obtain a determination by OIG that the proposed purchaser or the proposed acquisition will not be subject to the requirements of the CIA, Jazz must notify OIG in writing of the proposed sale or purchase at least 30 days in advance. This notification shall include a description of the business, business unit, or location to be sold or purchased, a brief description of the terms of the transaction and, in the case of a proposed sale, the name and contact information of the prospective purchaser.
V.    IMPLEMENTATION AND ANNUAL REPORTS
A.    Implementation Report.
Within 150 days after the Effective Date, Jazz shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:
1.    the name, address, phone number, and position description of the Compliance Officer required by Section III.A.1, and a summary of other noncompliance job responsibilities the Compliance Officer may have;
2.    the names and positions of the members of the Compliance Committee required by Section III.A.2;
3.    the names of the NGC members who are responsible for satisfying the compliance obligations described in Section III.A.3;
4.    the names and positions of the Certifying Employees required by Section III.A.4 and a written copy of the process to be followed by Certifying Employees in connection with completing the required certifications;
5.    a list of the Policies and Procedures required by Section III.B.3;
6.    the Training Plan required by Section III.C.1 and a description of the Board training required by Section III.C.2 (including a summary of the topics covered, the length of the training and when the training was provided);
7.    (a) a copy of the letter (including all attachments) required by Section III.C.4 sent to each party employing Third Party Personnel; (b) a list of all existing co-promotion and other applicable agreements with the party employing the Third Party Personnel; and (c) a description of the entities’ response to Jazz’s letter;
8.    a description of the risk assessment and internal review process required by Section III.D;
9.    the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) information to demonstrate that the IRO

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has the qualifications outlined in Appendix A; and (d) a certification from the IRO regarding its professional independence and objectivity with respect to Jazz;
10.    a description of the Disclosure Program required by Section III.F;
11.    a description of the Ineligible Persons screening and removal process required by Section III.G.;
12.    a description of the Independent Charity PAP policies, procedures, and practices required by Section III.J;
13.    a list of all of Jazz’s locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers;
14.    a description of Jazz’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and
15.    the certifications required by Section V.C.
B.    Annual Reports.
Jazz shall submit to OIG a written report on its compliance with the CIA requirements for each of the five Reporting Periods (Annual Report). Each Annual Report shall include, at a minimum, the following information:
1.    (a) any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer; (b) a current list of the Compliance Committee members; (c) a current list of the NGC members; (d) a current list of the Certifying Employees, along with any changes made during the Reporting Period to the Compliance Committee, NGC, and Certifying Employees; and (e) a description of any changes to the process to be followed by Certifying Employees including the reasons for the changes;
2.    the dates of each report made by the Compliance Officer to the NGC (written documentation of such reports shall be made available to OIG upon request);
3.    the NGC resolution required by Section III.A.3 and a description of the documents and other materials reviewed by the NGC, as well as any additional steps taken, in its oversight of the compliance program and in support of making the resolution;
4.    a list of any new or revised Policies and Procedures developed during the Reporting Period under Section III.B;
5.    a description of any changes to Jazz’s Training Plan developed pursuant to Section III.C and a summary of any Board training provided during the Reporting Period;
6.    (a) a copy of the letter (including all attachments) required by III.C.4 sent to each party employing Third Party Personnel; (b) a list of all entities employing Third Party

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Personnel with whom Jazz has entered into such co-promotion and other similar agreements; and (c) a description of the entities’ response to Jazz’s letter;
7.    a description of any changes to the risk assessment and internal review process required by Section III.D, including the reasons for such changes;
8.    a summary of the following components of the risk assessment and internal review process during the Reporting Period: (a) work plans developed; (b) internal audits performed; (c) corrective action plans developed in response to internal audits; and (d) steps taken to track the implementation of the corrective action plans. Copies of any work plans, internal audit reports, and corrective action plans shall be made available to OIG upon request;
9.    a complete copy of all reports prepared pursuant to Section III.E and Appendix B and Jazz’s response to the reports, along with corrective action plan(s) related to any issues raised by the reports;
10.    a certification from the IRO regarding its professional independence and objectivity with respect to Jazz;
11.    a summary of the disclosures in the disclosure log required by Section III.F that relate to Federal health care programs or Government Reimbursed Products, including at least the following information: (a) a description of the disclosure; (b) the date the disclosure was received; (c) the resolution of the disclosure; and (d) the date the disclosure was resolved (if applicable). The complete disclosure log shall be made available to OIG upon request;
12.    a description of any changes to the Ineligible Persons screening and removal process required by Section III.G, including the reasons for such changes;
13.    a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;
14.    a summary of Reportable Events (as defined in Section III.I) identified during the Reporting Period;
15.    a description of any changes to the Independent Charity PAP policies, procedures, and practices outlined in section III.J including the reasons for such changes;
16.    a description of all changes to the most recently provided list of Jazz’s locations as required by Section V.A.13;
17.    a description of any changes to Jazz’s corporate structure, including any parent and sister companies, subsidiaries, and their respective lines of business engaged in the Covered Functions; and
18.    the certifications required by Section V.C.

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The first Annual Report shall be received by OIG no later than 90 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.
C.    Certifications.
1.    Certifying Employees. In each Annual Report, Jazz shall include the certifications of Certifying Employees required by Section III.A.4;
2.    Implementation Report Certifications. The Implementation Report shall include a certification by the Compliance Officer and Chief Executive Officer that:

a.	to the best of his or her knowledge, except as otherwise described in the report, Jazz is in compliance with all of the requirements of this CIA; and

b.	he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful.
3.    Annual Report Certifications: Each Annual Report shall include a certification by the Compliance Officer and Chief Executive Officer that:

a.	to the best of his or her knowledge, except as otherwise described in the report, Jazz is in compliance with all of the requirements of this CIA;

b.	he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful;

c.	he or she understands that the certification is being provided to and relied upon by the United States;

d.
for each disease fund of an Independent Charity PAP to which Jazz made a donation during the Reporting Period, the facts and circumstances relating to the donation were reviewed by competent legal counsel and were found to be in compliance with all applicable Federal health care program requirements, OIG guidance, and Jazz policies and procedures (including those outlined in Section III.J); and

e.
for each patient assistance program that Jazz or any entity acting on behalf of Jazz operates or participates in (e.g., through cash or in-kind donations), the facts and circumstances relating to the program were reviewed by competent legal counsel and were found to be in compliance with all applicable Federal health care program requirements, OIG guidance, and Jazz policies and procedures.

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D.    Designation of Information.
Jazz shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Jazz shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.
VI.    NOTIFICATIONS AND SUBMISSION OF REPORTS
Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:
OIG:
Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604
Jazz:
Eric Siegel, Esq.
Chief Compliance Officer
Jazz Pharmaceuticals, Inc.
2005 Market Street, Suite 2100
Philadelphia, PA 19103
215-372-9679
eric.siegel@jazzpharma.com
Unless otherwise specified, all notifications and reports required by this CIA may be made by electronic mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. Upon request by OIG, Jazz may be required to provide OIG with an additional copy of each notification or report required by this CIA in the OIG’s requested format (electronic or paper).
VII.    OIG INSPECTION, AUDIT, AND REVIEW RIGHTS
In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may conduct interviews, examine and/or request copies of or copy Jazz’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Jazz’s locations for the purpose of verifying and evaluating: (a) Jazz’s compliance with the terms of this CIA and (b) Jazz’s compliance with the requirements of Federal health care programs. The documentation described above shall be made available by

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Jazz to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, and/or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Jazz’s owners, employees, contractors and directors who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Jazz shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Jazz’s owners, employees, contractors and directors may elect to be interviewed with or without a representative of Jazz present.
VIII.    DOCUMENT AND RECORD RETENTION
Jazz shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.
IX.    DISCLOSURES
Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Jazz prior to any release by OIG of information submitted by Jazz pursuant to its obligations under this CIA and identified upon submission by Jazz as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Jazz shall have the rights set forth at 45 C.F.R. § 5.42(a).
X.    BREACH AND DEFAULT PROVISIONS
Jazz is expected to fully and timely comply with all of its CIA obligations.
A.    Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Jazz and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.
1.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Jazz fails to establish, implement or comply with any of the following obligations as described in Section III:

a.	a Compliance Officer;

b.	a Compliance Committee;

c.	the NGC compliance obligations;

d.	the management certification obligations;

e.	written Policies and Procedures;

f.	the development of a written training plan and the training and education of Covered Persons and Board Members;

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g.	a risk assessment and internal review process;

h.	a Disclosure Program;

i.	Ineligible Persons screening and removal requirements;

j.	notification of Government investigations or legal proceedings;

k.	reporting of Reportable Events; and

1.	the Independent Charity PAP policies, procedures, and practices required by Section III.J.
2.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Jazz fails to engage and use an IRO as required by Section III.E, Appendix A, or Appendix B.
3.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Jazz fails to submit a complete Implementation Report, Annual Report or any certification to OIG in accordance with the requirements of Section V by the deadlines for submission.
4.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Jazz fails to submit any IRO Review report in accordance with the requirements of Section III.E and Appendix B.
5.    A Stipulated Penalty of $1,500 for each day Jazz fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Jazz fails to grant access.)
6.    A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of Jazz as part of its Implementation Report, any Annual Report, additional documentation to a report (as requested by OIG), or otherwise required by this CIA.
7.    A Stipulated Penalty of $2,500 for each day Jazz fails to grant the IRO access to all records and personnel necessary to complete the reviews listed in Section III.E, and for each day Jazz fails to furnish accurate and complete records to the IRO, as required by Section III.E and Appendix A.
8.    A Stipulated Penalty of $1,000 for each day Jazz fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Jazz stating the specific grounds for its determination that Jazz has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Jazz shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after the date Jazz receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1- 7 of this Section.
B.    Timely Written Requests for Extensions. Jazz may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any

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notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Jazz fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three days after Jazz receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five days prior to the date by which any act is due to be performed or any notification or report is due to be filed.
C.    Payment of Stipulated Penalties.
1.    Demand Letter. Upon a finding that Jazz has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Jazz of: (a) Jazz’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties. (This notification shall be referred to as the “Demand Letter.”)
2.    Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Jazz shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an MIS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Jazz elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Jazz cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.
3.    Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.
4.    Independence from Material Breach Determination. Except as set forth in Section X.D.1.d, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Jazz has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.
D.    Exclusion for Material Breach of this CIA.
1.    Definition of Material Breach. A material breach of this CIA means:

a.	repeated violations or a flagrant violation of any of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

b.	a failure by Jazz to report a Reportable Event and take corrective action as required in Section III.I;

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c.	a failure to engage and use an IRO in accordance with Section III.E, Appendix A, or Appendix B; or

d.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C.
2.    Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Jazz constitutes an independent basis for Jazz’s exclusion from participation in the Federal health care programs. The length of the exclusion shall be in OIG’s discretion, but not more than five years per material breach. Upon a determination by OIG that Jazz has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Jazz of: (a) Jazz’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion. (This notification shall be referred to as the “Notice of Material Breach and Intent to Exclude.”)
3.    Opportunity to Cure. Jazz shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate that:

a.	the alleged material breach has been cured; or

b.
the alleged material breach cannot be cured within the 30 day period, but that: (i) Jazz has begun to take action to cure the material breach; (ii) Jazz is pursuing such action with due diligence; and (iii) Jazz has provided to OIG a reasonable timetable for curing the material breach.

4.    Exclusion Letter. If, at the conclusion of the 30 day period, Jazz fails to satisfy the requirements of Section X.D.3, OIG may exclude Jazz from participation in the Federal health care programs. OIG shall notify Jazz in writing of its determination to exclude Jazz. (This letter shall be referred to as the “Exclusion Letter.”) Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Jazz’s receipt of the Exclusion Letter. The exclusion shall have national effect. Reinstatement to program participation is not automatic. At the end of the period of exclusion, Jazz may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.
E.    Dispute Resolution
1.    Review Rights. Upon OIG’s delivery to Jazz of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Jazz shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter. The procedures

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relating to the filing of a request for a hearing can be found at http://www.hhs.gov/dab/divisions/civil/procedures/divisionprocedures.html.
2.    Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Jazz was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Jazz shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Jazz to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Jazz requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.
3.    Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be whether Jazz was in material breach of this CIA and, if so, whether:

a.	Jazz cured such breach within 30 days of its receipt of the Notice of Material Breach; or

b.
the alleged material breach could not have been cured within the 30 day period, but that, during the 30 day period following Jazz’s receipt of the Notice of Material Breach: (i) Jazz had begun to take action to cure the material breach within that period; (ii) Jazz pursued such action with due diligence; and (iii) Jazz provided to OIG within that period a reasonable timetable for curing the material breach.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Jazz, only after a DAB decision in favor of OIG. Jazz’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Jazz upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Jazz may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Jazz shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Jazz, Jazz shall be reinstated effective on the date of the original exclusion.
4.    Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

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XI.    EFFECTIVE AND BINDING AGREEMENT
Jazz and OIG agree as follows:
A.    This CIA shall become final and binding on the date the final signature is obtained on the CIA.
B.    This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.
C.    All requirements and remedies set forth in this CIA are in addition to and do not affect (1) Jazz’s responsibility to follow all applicable Federal health care program requirements or (2) the government’s right to impose appropriate remedies for failure to follow applicable Federal health care program requirements.
D.    The undersigned Jazz signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.
E.    This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Electronically-transmitted copies of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

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ON BEHALF OF JAZZ PHARMACEUTICALS PLC

/s/ BRUCE COZADD	4/1/2019
BRUCE COZADD Chief Executive Officer Jazz Pharmaceuticals plc	DATE

/s/ MITCH LAZRIS	4/2/2019
MITCH LAZRIS, ESQ. MICHELE SARTORI, ESQ. Hogan Lovells US LLP Counsel for Jazz Pharmaceuticals plc	DATE

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ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ LISA M. RE	4/02/2019
LISA M. RE Assistant Inspector General for Legal Affairs Office of Inspector General U.S. Department of Health and Human Services	DATE

/s/ MARY E. RIORDAN	4/3/2019
MARY E. RIORDAN Senior Counsel Office of Counsel to the Inspector General	DATE

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APPENDIX A
INDEPENDENT REVIEW ORGANIZATION
This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.E of the CIA.

A.	IRO Engagement
1.    Jazz shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and objective fashion, as set forth in Paragraph E. Within 30 days after OIG receives the information identified in Section V.A.9 of the CIA or any additional information submitted by Jazz in response to a request by OIG, whichever is later, OIG will notify Jazz if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Jazz may continue to engage the IRO.
2.    If Jazz engages a new IRO during the term of the CIA, that IRO must also meet the requirements of this Appendix. If a new IRO is engaged, Jazz shall submit the information identified in Section V.A.9 of the CIA to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives this information or any additional information submitted by Jazz at the request of OIG, whichever is later, OIG will notify Jazz if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Jazz may continue to engage the IRO.

B.	IRO Qualifications
The IRO shall:
1.    assign individuals to conduct the IRO Reviews who have expertise in the pharmaceutical industry and in Federal health care program requirements (including but not limited to, the Federal Anti-Kickback Statute and the False Claims Act) applicable to the Covered Functions being reviewed;
2.    assign individuals to design and select any samples for the Transactions Reviews who are knowledgeable about the appropriate statistical sampling techniques; and
3.    have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.

C.	IRO Responsibilities
The IRO shall:
1.    perform each component of the IRO Review in accordance with the specific requirements of the CIA;

1
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2.    follow all applicable Federal health care program requirements in making assessments in the IRO Review;
3.    request clarification from the appropriate authority (e.g., OIG or CMS), if in doubt of the application of a particular Federal health care program requirement;
4.    respond to all OIG inquires in a prompt, objective, and factual manner; and
5.    prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.

D.	Jazz Responsibilities
Jazz shall ensure that the IRO has access to all records and personnel necessary to complete the reviews listed in III.E of this CIA and that all records furnished to the IRO are accurate and complete.

E.	IRO Independence and Objectivity
The IRO must perform the IRO Review in a professionally independent and objective fashion, as defined in the most recent Government Auditing Standards issued by the U.S. Government Accountability Office.

F.	IRO Removal/Termination
1.    Jazz and IRO. If Jazz terminates its IRO or if the IRO withdraws from the engagement during the term of the CIA, Jazz must submit a notice explaining (a) its reasons for termination of the IRO or (b) the IRO’s reasons for its withdrawal to OIG, no later than 30 days after termination or withdrawal. Jazz must engage a new IRO in accordance with Paragraph A of this Appendix and within 60 days of termination or withdrawal of the IRO.
2.    OIG Removal of IRO. In the event OIG has reason to believe the IRO does not possess the qualifications described in Paragraph B, is not independent and objective as set forth in Paragraph E, or has failed to carry out its responsibilities as described in Paragraph C, OIG shall notify Jazz in writing regarding OIG’s basis for determining that the IRO has not met the requirements of this Appendix. Jazz shall have 30 days from the date of OIG’s written notice to provide information regarding the IRO’s qualifications, independence or performance of its responsibilities in order to resolve the concerns identified by OIG. If, following OIG’s review of any information provided by Jazz regarding the IRO, OIG determines that the IRO has not met the requirements of this Appendix, OIG shall notify Jazz in writing that Jazz shall be required to engage a new IRO in accordance with Paragraph A of this Appendix. Jazz must engage a new IRO within 60 days of its receipt of OIG’s written notice. The final determination as to whether or not to require Jazz to engage a new IRO shall be made at the sole discretion of OIG.

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Appendix A

CIA with Jazz Pharmaceuticals PLC
Appendix B
I.    IRO Engagement, General Description
As specified more fully below, Jazz shall retain an Independent Review Organization (IRO) to perform engagements to assist Jazz in assessing and evaluating its systems, processes, policies, and procedures related to Covered Functions as defined in the CIA (IRO Reviews). The IRO Reviews shall consist of two components - a systems review (Systems Review) and a transactions review (Transactions Review) as described more fully below. Jazz may engage, at its discretion, a single entity to perform both components of the IRO Reviews provided that the entity has the necessary expertise and capabilities to perform both.
If there are no material changes in Jazz’s systems, processes, policies, and procedures relating to Contribution and Assistance Related Functions, the IRO shall perform the Systems Review for the second and fourth Reporting Periods. If Jazz materially changes its systems, processes, policies, and procedures relating to Contribution and Assistance Related Functions, the IRO shall perform a Systems Review for the Reporting Period(s) in which such changes were made in addition to conducting the Review as set forth above. The additional Systems Review(s) shall consist of: 1) an identification of the material changes; 2) an assessment of whether other systems, processes, policies, and procedures previously reported did not materially change; and 3) a review of the systems, processes, policies, and procedures that materially changed. The IRO shall conduct the Transactions Review for each Reporting Period of the CIA.
II.    IRO Systems Review
The Systems Review shall be a review of Jazz’s systems, processes, policies, and procedures (including the controls on those systems, processes, policies, and procedures) relating to select Contribution and Assistance Related Functions. Where practical, Jazz personnel may compile documentation, schedule and organize interviews, and undertake other efforts to assist the IRO in performing the Systems Review. The IRO is not required to undertake a de novo review of the information gathered or activities undertaken by Jazz pursuant to the preceding sentence.
More specifically, the IRO shall review Jazz’s systems, processes, policies, and procedures associated with the following (hereafter “Reviewed Policies and Procedures”):

1)
Jazz’s systems, policies, processes, and procedures relating to arrangements and interactions with (including donations to and sponsorship of) independent third-party patient assistance programs (Independent Charity PAPs).

This review shall include an assessment of the following:

a.	Jazz’s organizational structure as it relates to arrangements and interactions with Independent Charity PAPS, including:

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i.
the identification of those individuals, departments, or groups within Jazz (e.g., the Corporate Giving Executive Review Committee, Corporate Affairs, Finance, Legal and Compliance) that have responsibility for, or involvement with, such arrangements and interactions;

ii.
the respective scope and nature of the responsibilities of each individual, department, or group with responsibility for, or involvement with, arrangements and interactions with Independent Charity PAPs;

iii.
the identification of those individuals, departments, or groups within Jazz (e.g., the commercial organization) that are precluded from involvement with arrangements and interactions with Independent Charity PAPs; and

iv.	the methods that Jazz uses to separate Independent Charity PAP-related responsibilities from the commercial organization.

b.	Jazz’s written policies and procedures as they relate to arrangements and interactions with Independent Charity PAPs, including:

i.	the criteria governing whether and under what circumstances Jazz would donate to an Independent Charity PAP or any specific disease state fund of such a PAP;

ii.
communications (including any limitations on such communications) between any representatives of Jazz and any Independent Charity PAP (including the identity of individuals authorized to engage in such communications, the circumstances of such communications, and the subject matter of such communications including the exchange of any data);

iii.
communications (including any limitations on such communications) between those individuals, departments, or groups within Jazz with responsibility for Independent Charity PAPs and the commercial organization of Jazz (including the identity of individuals authorized to engage in such communications, the circumstances of such communications, and the subject matter of such communications); and

iv.
communications (including any limitations on such communications) between representatives of Jazz and health care providers or patients regarding assistance available through any Independent Charity PAP.

c.
Jazz’s policies and practices as they relate to the budgeting process applicable to donations to Independent Charity PAPs as outlined in Section III.J.2 of the CIA, including as it relates to initial or annual donation amounts and any supplemental amounts;

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d.
Jazz’s policies and practices as they relate to the process by which decisions about the following are made and approved: i) whether to donate (or continue to donate) to a particular Independent Charity PAP; and ii) the amount of the donation (including any initial or annual amount and any supplemental amount);

e.
Jazz’s criteria, policies, and practices as they relate to donations made by Jazz to any Independent Charity PAPs as referenced in Section III.J.3, including the internal review process followed in connection with any donations to Independent Charity PAPs; and

f.	Jazz’s policies and practices as they relate to information provided, directly or indirectly, to the public about the availability of patient assistance for Jazz’s products.

2)
Jazz’s systems, policies, processes, and procedures relating to any patient assistance program that was formed or is funded, controlled, or operated (directly or indirectly) by Jazz or any person or entity acting on behalf of (or affiliated with) Jazz (including, but not limited to, its employees, agents, vendors, officers, shareholders, or contractors). This shall include any programs designed to provide free product or to provide other assistance (e.g., coupons or vouchers) to patients to reduce or eliminate the cost of copayments for drugs. These programs shall be collectively referred to as “Pharmaceutical Manufacturer PAPs”.

This review shall include an assessment of the following:

a.
The general elements of Pharmaceutical Manufacturer PAPs, including: i) the types of assistance that are made available through the Pharmaceutical Manufacturer PAPs; ii) the types of patients to whom each type of assistance is made available; iii) the eligibility criteria for the various types of assistance provided; and iv) the controls used to implement the eligibility criteria (i.e., controls employed to ensure that appropriate patients receive the various types of assistance);

b.
Jazz’s policies and practices as they relate to the process by which decisions about the following are made and approved: i) whether to provide (or continue to provide) the various types of assistance through any Pharmaceutical Manufacturer PAP; and ii) the amount (or value) of the assistance to be provided through each program (including any initial or annual amount and any supplemental amount); and

c.
Jazz’s policies and practices as they relate to any contracts or agreements entered between Jazz and outside entities relating to any Pharmaceutical Manufacturers PAPs or the distribution of free product, including the individuals, groups, or departments involved in the negotiation process, the

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requirements and terms of the contracts or agreements, and the review and approval of such contracts or agreements.
III.    IRO Systems Review Report
The IRO shall prepare a report based upon each Systems Review. For each of the Reviewed Policies and Procedures identified in Section II above, the report shall include the following items:

1)	a description of the documentation (including policies) reviewed and any personnel interviewed;

2)
a detailed description of Jazz’s systems, policies, processes, and procedures relating to the items identified in Sections II.1-2 above, including a general description of Jazz’s control and accountability systems (e.g., documentation and approval requirements, and tracking mechanisms) and written policies regarding the Reviewed Policies and Procedures;

3)
a description of the manner in which the control and accountability systems and the written policies relating to the items identified in Sections II.1-2 above are made known or disseminated within Jazz;

4)	a detailed description of any system(s) used to track requests for donations or other assistance from any Independent Charity PAP;

5)	a detailed description of any system(s) used to track donations or other assistance provided in response to requests from Independent Charity PAPs;

6)	a detailed description of any system(s) used to track assistance provided through any Pharmaceutical Manufacturer PAP;

7)	findings and supporting rationale regarding any weaknesses in Jazz’s systems, processes, policies, and procedures relating to the Reviewed Policies and Procedures, if any; and

8)	recommendations to improve any of the systems, policies, processes, or procedures relating to the Reviewed Policies and Procedures, if any.
IV.    IRO Transactions Review
As described more fully below in Sections IV.A-C, the Transactions Review shall include: (1) a review of Jazz’s arrangements with selected Independent Charity PAPs; and (2) a review of up to three additional items identified by OIG in accordance with Section III.E.2 of the CIA (hereafter “Additional Items”.) The IRO shall report on all aspects of its reviews in the Transactions Review Reports.

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A.	IRO Review of Arrangements with Independent Charity PAPs
The IRO shall conduct a review and assessment of Jazz’s compliance with the Independent Charity PAP processes, policies, and procedures outlined in Section III.J of the CIA. More specifically, the IRO shall review the arrangements and interactions with all Independent Charity PAPs or disease state funds with which Jazz entered charitable donation arrangements during the Reporting Period for which the IRO is conducting the review.
For purposes of this IRO review, the term “Reviewed Materials” shall include the following for each Independent Charity PAP arrangement reviewed:

1)	the information on Jazz’s website regarding Corporate Giving, including the online application portal through which Independent Charity PAPs must submit written requests for contributions;

2)
donation requests from Independent Charity PAPs (which includes information on the particular disease state funds; details regarding patient eligibility criteria used by the Independent Charity PAPs; and information about the Independent Charity PAPs (e.g., information about administrative fees, patient grant amounts, average processing time to assist patients, etc.));

3)	the approved annual budget for charitable giving, allocating the budget for donations to Independent Charity PAPs, and to any disease state funds established by the Independent Charity PAPs;

4)
documentation that shows the objective criteria used to evaluate Independent Charity PAPs and the allocation of the approved budget across disease states and Independent Charity PAPs (e.g., Corporate Giving Executive Review Committee presentations and related documentation; documentation of due diligence performed by Jazz; and other relevant information, as applicable);

5)
documents regarding donations to Independent Charity PAPs required by Jazz policy to evidence or document the review and approval of a decision to provide a donation to a particular fund of an Independent Charity PAP (i.e., minutes from Jazz’s Corporate Giving Executive Review Committee that memorialize donation decisions, including budget allocation across disease states and Independent Charity PAPs, and final determinations (approvals or rejections) on proposed donations to Independent Charity PAPs);

6)	to the extent not covered by item 2 above, all correspondence between Jazz and an Independent Charity PAP relating to any donation arrangement with the Independent Charity PAP;

7)	any donation agreement documents entered into between Jazz and an Independent Charity PAP during the relevant Reporting Period; and

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8)
payment documentation required by Jazz policy reflecting: a) the total amount of donations Jazz agreed to make to an Independent Charity PAP broken down by disease fund, if applicable; b) the schedule of such payments, if applicable; c) the actual payments made; and d) any decisions to change the initial donation amount agreed to by Jazz.

In addition to reviewing documents and written materials, the IRO may also interview individuals at Jazz who have responsibility for arrangements and interactions with Independent Charity PAPs.
For each Independent Charity PAP selected as part of the IRO review, the IRO shall assess the Reviewed Materials and conduct any interviews to evaluate whether the Independent Charity PAP-related activities were conducted in a manner consistent with Jazz’s policies and procedures including those described in Section III.J and with OIG guidance. More specifically, the IRO Review shall evaluate and identify:

1)
Whether activities relating to arrangements with the Independent Charity PAP were undertaken by the appropriate individuals, departments, or groups within Jazz in accordance with the company’s policies and procedures including those outlined in Section III.J;

2)
Whether Jazz’s commercial organization (as defined in Section III.J) influenced or were involved in Jazz’s decisions to enter into an arrangement with an Independent Charity PAP in violation of Jazz’s policies and procedures or OIG guidance;

3)
Whether Jazz followed the budgeting policies and practices outlined in Section III.J.2 with regard to any initial or annual donation amounts to the Independent Charity PAP and any supplemental amounts;

4)
Whether Jazz followed the decision-making and approval process outlined in Section III.J of the CIA with regard to any decisions: i) whether to donate (or continue to donate) to the Independent Charity PAP; ii) the amount of the donation (including any initial or annual amount and any supplemental amount); and iii) the criteria governing whether Jazz would donate to the Independent Charity PAP or any specific disease state fund of such a PAP;

5)
Whether Jazz followed the criteria, policies, and practices outlined in Section III.J.3 of the CIA in connection with all donations made by Jazz to any Independent Charity PAP, including as they pertain to the internal review of potential donations and the adherence to the criteria specified in Section III.J.3;

6)
Any communications that occurred between any representatives of Jazz and the Independent Charity PAP (including the identity of individuals authorized to engage in such communications, the circumstances of such communications, and the subject matter of such communications (including the exchange of any

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data)) and whether any such communications complied with Jazz’s policies and procedures and OIG guidance;

7)	Whether, for each donation from Jazz to any Independent Charity PAP, Jazz complied with the requirements outlined in Section III.J.3; and

8)
Whether, based on its review, the IRO found that Jazz exerted influence or control over the Independent Charity PAP in violation of Jazz’s policies and procedures, including those outlined in Section III.J.3.

B.	IRO Review of Additional Items
As set forth in Section III.E.2 of the CIA, for each Reporting Period, OIG at its discretion may identify up to three additional items for the IRO to review (hereafter “Additional Items”). The Additional Items may include activities undertaken by Jazz in connection with Promotional Functions, as defined in Section II.C.3 of the CIA. For the second through fifth Reporting Periods, the Additional Items Review may include activities undertaken by Jazz in connection with any Pharmaceutical Manufacturer PAP, including the provision of free product to patients.
No later than 150 days prior to the end of the applicable Reporting Period, OIG shall notify Jazz of the nature and scope of the IRO review to be conducted for each of the Additional Items. Prior to undertaking the review of the Additional Items, the IRO and/or Jazz shall submit an audit work plan to OIG for approval.
The IRO shall conduct the review of the Additional Items based on a work plan approved by OIG. The IRO shall include information about its review of each Additional Item in the Transactions Review Report (including a description of the review conducted for each Additional Item; the IRO’s findings based on its review for each Additional Item; and the IRO’s recommendations for any changes in Jazz’s systems, processes, policies, and procedures based on its review of each Additional Item).
Jazz may propose to OIG that relevant internal audit(s) or monitoring and/or other reviews conducted by outside entities at Jazz’s request be substituted for one or more of the Additional Item reviews that would otherwise be conducted by the IRO for the applicable Reporting Period. OIG retains sole discretion over whether, and in what manner, to allow Jazz’s internal audit work or monitoring and/or other reviews conducted by outside entities to be substituted for a portion of the Additional Items review conducted by the IRO.
In making its decision, OIG agrees to consider, among other factors, the nature and scope of Jazz’s planned monitoring activities and internal audit work, the results of the Transactions Review(s) during prior Reporting Period(s), and Jazz’s demonstrated audit capabilities to perform the proposed audit work internally. If OIG denies Jazz’s request to permit its internal audit work or monitoring and/or other reviews conducted by outside entities to be substituted for a portion of the IRO’s review of Additional Items in a given Reporting Period, Jazz shall engage the IRO to perform the Review as outlined in this Section IV.

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If OIG agrees to permit certain of Jazz’s internal audit work or other reviews for a given Reporting Period to be substituted for a portion of an Additional Items review, such internal work or reviews may be subject to verification by the IRO (Verification Review). In such an instance, OIG would provide additional details about the scope of the Verification Review to be conducted by the IRO.

C.	Transactions Review Report
For each Reporting Period, the IRO shall prepare a report based on its Transactions Reviews. The report shall include the following:
1.    General Elements to Be Included in Report

a)	Review Objectives: A clear statement of the objectives intended to be achieved by each part of the review;

b)	Review Protocol: A detailed narrative description of the procedures performed and a description of the sampling unit and universe utilized in performing the procedures for each sample reviewed; and

c)	Sources of Data: A full description of documentation and other information, if applicable, relied upon by the IRO in performing the Transactions Review.
2.    Results to be Included in Report
The following results shall be included in each Transactions Review Report:
(for the review of Independent Charity PAP arrangements)

a)	a list of the Independent Charity PAPs to which Jazz made donations during the Reporting Period;

b)
for each Independent Charity PAP arrangement reviewed by the IRO during the Reporting Period: i) a description of the review conducted by IRO; and ii) a summary of all instances in which it appears that Jazz failed to follow its policies and procedures and/or OIG guidance regarding its arrangements or interactions with an Independent Charity PAP;

c)	for each Independent Charity PAP reviewed by the IRO, findings regarding each element specified above in Sections IV.A.1-8;

d)	the findings and supporting rationale regarding any overall weaknesses in Jazz’s systems, processes, policies, procedures,

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and practices relating to its arrangements and interactions with Independent Charity PAPs; and

e)
recommendations, if any, for changes in Jazz’s systems, processes, policies, procedures, and practices that would correct or address any weaknesses or deficiencies uncovered during the Transactions Review with respect to its arrangements and interactions with Independent Charity PAPs.

(Relating to the Review of Additional Items)

a)	for each Additional Item reviewed, a description of the review conducted;

b)	for each Additional Item reviewed, the IRO’s findings based on its review;

c)	for each Additional Item reviewed, the findings and supporting rationale regarding any weaknesses in Jazz’s systems, processes, policies, procedures, and practices relating to the Additional Item; and

d)
for each Additional Item reviewed, recommendations, if any, for changes in Jazz’s systems, processes, policies, and procedures that would correct or address any weaknesses or deficiencies uncovered during the review.

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